FOR IMMEDIATE RELEASE:

MAGIC LANTERN GROUP ANNOUNCES $300,000 PRIVATE PLACEMENT FINANCING

WITH NITE CAPITAL, L.P.

NEW YORK, NY: January 10, 2005: Magic Lantern Group, Inc. (AMEX: GML), a leading international distributor of educational content and third-generation, digital content and e-delivery solutions, announced today that the Company has received gross proceeds of $300,000 USD through the private placement of 1,000,000 newly issued shares of common stock to an institutional investor.  The investor also receives a five year common stock purchase warrant to purchase approximately 500,000 shares of common stock.   First Montauk Securities Corp. acted as placement agent for the transaction.

The Company will use the proceeds to retire a portion of its currently outstanding debt and for working capital needs. Details of the aforementioned transaction can be found in the Company’s SEC filing concerning the transaction, which is available at http://sec.gov.

About Magic Lantern Group, Inc.

Magic Lantern Group, Inc., operates several strategic subsidiaries and divisions, including its core business for nearly 30 years, the global distribution of videos and DVD’s from more than 300 world-renowned producers. Recently launched vertical subsidiaries and divisions are: Magic Vision Digital Media, Inc., a provider of digital on-demand/on-line desktop delivery for sports entertainment, health care, human resource, and corporate governance and compliance industries; Sonoptic Technologies, a pioneer in Video Digital Asset Management (“VDAM”) and leading provider of third-generation digital technology solutions; its newest division, Parasol Video, an online digital video library enterprise for worldwide educational markets; and the recent launch of DigiTron, Ltd, an in-house producer of original TV broadcast programming. For more information, visit: http://www.magiclanterngroup.com.

Contact Information: For Investor Relations, contact Gary Geraci, National Financial Network, 781-444-6100 ext. 629, email: garyg@nfnonline.com and visit: http://www.nfnonline.com/gml/. At the Company, contact Lorraine Villa, Executive Assistant to the CEO, lvilla@magiclantern.ca, 1-800-263-1717 ext.2450.

Any statements in this Press Release about future expectations, plans and prospects for the Company constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The company has tried, whenever possible, to identify these forward-looking statements using words such as "anticipates," "believes," “could,” "estimates," "expects," "plans," "intends," "potential" and similar expressions. These statements reflect the company's current beliefs and are based upon currently available information. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors, including those risks identified in our Annual Report on Form 10-K, which could cause the company's actual results, performance or achievements to differ materially from those expressed in or implied by such statements. Revenue projections contained in this release are subject to the successful execution of e-commerce websites. The company undertakes no obligation to update or advise in the event of any change, addition or alteration to the information catered in this press release including such forward-looking statements.

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